UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2015

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2015, Lindblad Expeditions Holdings, Inc. (the “Company”) appointed John T. McClain as the Company’s new Chief Financial Officer effective November 10, 2015. In connection with the appointment of Mr. McClain, Ian Rogers, who had been serving as the Company’s Chief Financial Officer, Chief Operating Officer and Vice President, will continue with the Company as Chief Operating Officer and Vice President effective November 10, 2015.

Mr. McClain, age 54, previously served as the chief financial officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Mr. McClain has served on the board of Nine West Holdings since April 2014, the board and audit committee of Lands’ End since May 2014 and as a trustee of Seritage Growth Properties since June 2015. Mr. McClain has also held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the chief accounting officer of Avis and chief operating officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation.

In connection with Mr. McClain’s appointment, the Company entered into an employment agreement with Mr. McClain for an initial term of four years pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $425,000; (ii) an annual bonus opportunity through an incentive bonus program established by the Company’s compensation committee, with bonuses to be targeted at 75% of base salary; (iii) an annual equity incentive award to be targeted at 100% of base salary, subject to the discretion of the Company’s compensation committee and (iv) a grant of stock options to purchase 300,000 shares of the Company’s common stock vesting annually pro rata over a four-year period under the Company’s 2015 Long-Term Incentive Plan.

If Mr. McClain’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period he will be entitled to (i) cash, payable in equal installments over a twelve month period, equal to (A) his base salary (at the highest level in effect during the term) and (B) the average annual bonus over the prior three years (which shall be an amount equal to 75% of his base salary if such termination occurs prior to the receipt of an annual bonus or prior to the receipt of an annual bonus for a full year of employment); (ii) reimbursement of COBRA premiums for a period of twelve months and (iii) all unvested equity awards granted to him that would have vested in the twelve months following the termination of employment shall automatically vest (provided that performance awards shall vest subject to the attainment of the performance metrics). If Mr. McClain’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period within the one year period following a “change in control” he will be entitled to (i) cash, payable in equal installments over a two year period, equal to two times the sum of (A) his base salary (at the highest level in effect during the term) and (B) the average annual bonus over the prior three years (which shall be an amount equal to 75% of his base salary if such termination occurs prior to the receipt of an annual bonus or prior to the receipt of an annual bonus for a full year of employment); (ii) reimbursement of COBRA premiums for a period of two years and (iii) all unvested equity awards granted to him shall automatically vest (provided that performance awards shall vest subject to the attainment of the performance metrics, to the extent such performance metrics (which shall be reviewed and may be adjusted by the Company’s Board of Directors) continue to apply). To receive these benefits, Mr. McClain must execute a general release of claims. Mr. McClain will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment.

The foregoing description of the employment agreement is qualified in entirety by the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 hereto.

Item 7.01. Regulation FD Disclosure.

On October 28, 2015, the Company issued a press release announcing the appointment described above in Item 5.02. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit 10.1 Employment Agreement by and between Lindblad Expeditions Holdings, Inc. and John T. McClain.

Exhibit 10.2 Form of Executive Officer Stock Option Award Agreement

Exhibit 99.1 Press Release of Lindblad Expeditions Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

October 30, 2015	By:	/s/ Sven-Olof Lindblad
Sven-Olof Lindblad; President and CEO